Exhibit 99.1

OVERSEAS SHIPHOLDING GROUP REPORTS

THIRD QUARTER 2022 RESULTS

Tampa, FL – November 3, 2022 – Overseas Shipholding Group, Inc. (NYSE: OSG) (the “Company” or “OSG”), a leading provider of energy transportation services for crude oil and petroleum products in the U.S. Flag markets, today reported results for the third quarter 2022.

●	Shipping revenues for the third quarter of 2022 were $123.1 million, an increase of $5.1 million, or 4.3%, from the second quarter of 2022. Compared to the third quarter of 2021, shipping revenues increased 31.0% from $94.0 million.

●	Net income for the third quarter of 2022 was $13.2 million, or $0.15 per diluted share, compared with net income of $3.7 million, or $0.04 per diluted share, in the second quarter of 2022. Net loss was $16.0 million, or $(0.18) per diluted share, for the third quarter of 2021.

●	Time charter equivalent (TCE) revenues(A), a non-GAAP measure, for the third quarter of 2022 were $115.1 million, an increase of $11.8 million, or 11.4%, from the second quarter of 2022. TCE revenues were up 52.7% compared to the third quarter of 2021.

●	Third quarter 2022 Adjusted EBITDA(B), a non-GAAP measure, was $42.3 million, an increase of $10.8 million, or 34.4%, from the second quarter of 2022. Adjusted EBITDA increased 247.6% from $12.2 million in the third quarter of 2021.

●	Total cash(C) was $73.7 million as of September 30, 2022.

●	During the quarter, the Company used cash on hand to purchase a $15.0 million U.S. Treasury Note for $14.8 million with a maturity date of August 15, 2024. The U.S. Treasury Note is classified as investment in security to be held to maturity on the condensed consolidated balance sheets.

Sam Norton, President and CEO, offered the following comments on the quarterly results announced today: “Financial results achieved during the past quarter provide a welcome affirmation of our long-held belief in the viability of OSG’s business strategy, exceeding our expectations and signaling continued strength through the balance of the year and into 2023. Our niche businesses in particular delivered stellar results for the quarter, adding meaningfully to the continuing rebound seen in the time charter equivalent returns of our conventional tankers and ATBs. Adjusted EBITDA of $42.3 million generated $14 million of free cashflow for the period, clearly the best performance on that measure in many years.”

Mr. Norton added, “As previously announced, redelivery in December of three conventional tankers will reduce the number of vessels leased from American Shipping Company, releasing OSG from annual fixed payment obligations of approximately $27 million during 2023 and beyond. The effective deleveraging achieved through the decision not to extend options on these three vessels should, when taken together with positive free cash flow performance expected in the quarters ahead, provide OSG with enhanced flexibility to address existing and anticipated business opportunities.”

A, B, C Reconciliations of these non-GAAP financial measures are included in the financial tables attached to this press release starting on Page 8.

Third Quarter 2022 Results

Shipping revenues were $123.6 million for the third quarter of 2022, an increase of $5.1 million, or 4.3%, from the second quarter of 2022. TCE revenues increased $11.8 million, or 11.4%, from the second quarter of 2022 to $115.1 million in the third quarter of 2022. The increases were primarily a result of (a) an 82-day decrease in layup days, as our two remaining vessels in layup returned to service in May 2022, (b) an increase in average daily rates earned by our fleet and (c) a 10-day decrease in repair days. The increases were partially offset by (a) a 13-day increase in scheduled drydocking, (b) a decrease in Delaware Bay lightering volumes and (c) the timing of Government of Israel voyages.

Third quarter 2022 operating income was $22.4 million compared to the second quarter 2022 operating income of $12.6 million.

Quarterly adjusted EBITDA increased to $42.3 million during the third quarter of 2022, a $10.8 million increase from the second quarter of 2022. The increase was driven by the increased revenues for the quarter.

In comparison to the third quarter of 2021, shipping revenues were up 31.0% and TCE revenues increased $39.7 million or 52.7%. The increases primarily resulted from a 599-day decrease in layup days as we had no vessels in layup. During the third quarter of 2021, we had seven vessels in layup for most of the quarter with two of seven vessels coming out of layup in September 2021. Additionally, the increase in TCE revenues resulted from an increase in average daily rates earned by our fleet and an increase in Delaware Bay lightering volumes. The increase was partially offset by a 54-day increase in scheduled drydocking.

Operating income for the third quarter of 2022 was $22.4 million compared to an operating loss of $5.6 million for the third quarter of 2021. Net income for the third quarter of 2022 was $13.2 million, or $0.15 per diluted share, compared with a net loss of $16.0 million, or $(0.18) per diluted share, for the third quarter of 2021.

Adjusted EBITDA was $42.3 million for the 2022 third quarter, an increase of $30.1 million compared with the third quarter of 2021, driven primarily by the increase in TCE revenues.

Conference Call

The Company will host a conference call to discuss its third quarter 2022 results at 9:30 a.m. Eastern Time (“ET”) on Friday, November 4, 2022.

To access the call, participants should dial (844) 200-6205 for domestic callers and (929) 526-1599 for international callers and enter Access Code 947417. Please dial in ten minutes prior to the start of the call.

A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at www.osg.com.

An audio replay of the conference call will be available for one week starting at 11:30 a.m. ET on Friday, November 4, 2022, by dialing (866) 813-9403 for domestic callers and (929) 458-6194 for international callers and entering Access Code 291009.

About Overseas Shipholding Group, Inc.

Overseas Shipholding Group, Inc. (NYSE:OSG) is a publicly traded company providing energy transportation services for crude oil and petroleum products in the U.S. Flag markets. OSG is a major operator of tankers and ATBs in the Jones Act industry. OSG’s 23 vessel U.S. Flag fleet consists of three Suezmax crude oil tankers doing business in Alaska, two conventional ATBs, two lightering ATBs, three shuttle tankers, ten MR tankers, and two non-Jones Act MR tankers that participate in the U.S. Maritime Security Program, and one tanker in cold layup. In addition, OSG also owns and operates one Marshall Islands flagged MR tanker which trades internationally.

OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world’s most customer-focused marine transportation companies and is headquartered in Tampa, FL. More information is available at www.osg.com.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, the Company may make or approve certain forward-looking statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical fact should be considered forward-looking statements. These matters or statements may relate to our prospects, supply and demand for vessels in the markets in which we operate and the impact on market rates and vessel earnings, the continued stability of our niche businesses, the impact of our time charter contracts on our future financial performance, and external events including geopolitical conflicts such as the Russian/Ukraine conflict. Forward-looking statements are based on our current plans, estimates and projections, and are subject to change based on a number of factors. COVID-19 has had, and will continue to have, a profound impact on our workforce and many other aspects of our business and industry. Investors should carefully consider the risk factors outlined in more detail in our filings with the SEC. We do not assume any obligation to update or revise any forward-looking statements except as may be required by applicable law. Forward-looking statements and written and oral forward-looking statements attributable to us or our representatives after the date of this press release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by us with the SEC.

Investor Relations & Media Contact:

Susan Allan, Overseas Shipholding Group, Inc.

(813) 209-0620

sallan@osg.com

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Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Shipping Revenues:

Time and bareboat charter revenues	$92,730	$64,535	$232,934	$191,130
Voyage charter revenues	30,329	29,432	112,108	72,469
	123,059	93,967	345,042	263,599

Operating Expenses:
Voyage expenses	7,997	18,602	32,813	51,030
Vessel expenses	45,430	36,006	130,380	101,815
Charter hire expenses	22,743	22,806	67,089	67,719
Depreciation and amortization	17,902	15,526	51,058	45,913
General and administrative	6,556	5,707	20,929	18,076
Loss on disposal of vessels and other property, including impairments, net	—	960	—	6,257
Total operating expenses	100,628	99,607	302,269	290,810
Operating income/(loss)	22,431	(5,640)	42,773	(27,211)
Loss on extinguishment of debt, net	—	(7,961)	—	(7,961)
Other income, net	568	129	649	140
Income/(loss) before interest expense and income taxes	22,999	(13,472)	43,422	(35,032)
Interest expense	(8,229)	(7,052)	(24,869)	(20,739)
Income/(loss) before income taxes	14,770	(20,524)	18,553	(55,771)
Income tax (expense)/benefit	(1,522)	4,515	(2,074)	13,195
Net income/(loss)	$13,248	$(16,009)	$16,479	$(42,576)

Weighted Average Number of Common Shares Outstanding:
Basic - Class A	88,174,640	90,808,080	87,579,624	90,513,150
Diluted - Class A	90,349,567	90,808,080	89,211,983	90,513,150
Per Share Amounts:
Basic net income/(loss) - Class A	$0.15	$(0.18)	$0.19	$(0.47)
Diluted net income/(loss) - Class A	$0.15	$(0.18)	$0.18	$(0.47)

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Consolidated Balance Sheets

($ in thousands)

	September 30, 2022	December 31, 2021
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$73,682	$83,253
Voyage receivables, including unbilled of $6,185 and $3,777, net of reserve for doubtful accounts	22,338	14,586
Income tax receivable	1,886	1,882
Other receivables	10,325	5,816
Inventories, prepaid expenses and other current assets	4,506	3,438
Total Current Assets	112,737	108,975
Vessels and other property, less accumulated depreciation	734,204	761,777
Deferred drydock expenditures, net	42,135	43,342
Total Vessels, Other Property and Deferred Drydock	776,339	805,119
Intangible assets, less accumulated amortization	19,167	22,617
Operating lease right-of-use assets, net	94,425	152,027
Investment security to be held to maturity	14,803	—
Other assets	25,339	26,991
Total Assets	$1,042,810	$1,115,729
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$46,342	$49,901
Current portion of operating lease liabilities	80,809	100,010
Current portion of finance lease liabilities	4,001	4,000
Current installments of long-term debt	23,346	22,225
Total Current Liabilities	154,498	176,136
Reserve for uncertain tax positions	184	179
Noncurrent operating lease liabilities	32,954	73,150
Noncurrent finance lease liabilities	17,102	18,998
Long-term debt	405,441	422,515
Deferred income taxes, net	65,737	63,744
Other liabilities	20,626	22,393
Total Liabilities	696,542	777,115
Equity:
Common stock - Class A ($0.01 par value; 166,666,666 shares authorized; 88,297,439 and 87,170,463 shares issued; 84,518,552 and 87,170,463 shares outstanding)	883	872
Paid-in additional capital	597,117	594,386
Accumulated deficit	(243,108)	(259,587)
Treasury stock, 3,778,887 shares, at cost	(11,026)	—
	343,866	335,671
Accumulated other comprehensive loss	2,402	2,943
Total Equity	346,268	338,614
Total Liabilities and Equity	$1,042,810	$1,115,729

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Consolidated Statements of Cash Flows

($ in thousands)

	Nine Months Ended September 30,
	2022	2021
	(unaudited)	(unaudited)
Cash Flows from Operating Activities:
Net income/(loss)	$16,479	$(42,576)
Items included in net income not affecting cash flows:
Depreciation and amortization	51,058	45,913
Loss on disposal of vessels and other property, including impairments, net	—	6,257
Amortization of debt discount and other deferred financing costs	840	1,822
Compensation relating to restricted stock awards and stock option grants	3,237	1,989
Deferred income tax expense/(benefit)	1,998	(13,193)
Interest on finance lease liabilities	1,228	1,362
Non-cash operating lease expense	67,769	68,383
Loss on extinguishment of debt, net	—	5,225
Payments for drydocking	(13,896)	(14,883)
Operating lease liabilities	(69,368)	(69,297)
Changes in operating assets and liabilities, net	(18,166)	(11,430)
Net cash provided by/(used in) operating activities	41,179	(20,428)
Cash Flows from Investing Activities:
Expenditures for vessels and vessel improvements	(4,519)	(5,827)
Purchase of investment security to be held to maturity	(14,794)	—
Proceeds from disposals of vessels and other property	—	32,128
Net cash (used in)/provided by investing activities	(19,313)	26,301
Cash Flows from Financing Activities:
Payments on debt	(16,530)	(28,919)
Tax withholding on share-based awards	(496)	(402)
Payments on principal portion of finance lease liabilities	(3,124)	(3,124)
Deferred financing costs paid for debt amendments	(261)	(2,429)
Purchases of treasury stock under the stock repurchase program	(11,026)	—
Extinguishment of debt	—	(274,582)
Extinguishment of debt costs paid	—	(2,736)
Issuance of debt, net of issuance and deferred financing costs	—	321,552
Net cash (used in)/provided by financing activities	(31,437)	9,360
Net (decrease)/increase in cash, cash equivalents and restricted cash	(9,571)	15,233
Cash, cash equivalents and restricted cash at beginning of year	83,253	69,819
Cash, cash equivalents and restricted cash at end of year	$73,682	$85,052

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Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provide a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three and nine months ended September 30, 2022 and the comparable period of 2021. Revenue days in the quarter ended September 30, 2022 totaled 2,035 compared with 1,494 in the prior year quarter.

	2022		2021
Three Months Ended September 30,	Spot Earnings	Fixed Earnings	Spot Earnings	Fixed Earnings
Jones Act Handysize Product Carriers:
Average rate	$38,296	$60,923	$37,527	$66,704
Revenue days	55	1,086	219	449
Non-Jones Act Handysize Product Carriers:
Average rate	$47,779	$38,911	$43,265	$9,083
Revenue days	184	92	184	92
ATBs:
Average rate	$41,117	$35,590	$—	$36,146
Revenue days	85	99	—	182
Lightering:
Average rate	$71,086	$46,906	$60,063	$—
Revenue days	135	49	92	—
Alaska (a):
Average rate	$—	$60,438	$—	$57,936
Revenue days	—	250	—	276

	2022		2021
Nine Months Ended September 30,	Spot Earnings	Fixed Earnings	Spot Earnings	Fixed Earnings
Jones Act Handysize Product Carriers:
Average rate	$53,710	$60,067	$32,380	$65,882
Revenue days	585	2,574	548	1,380
Non-Jones Act Handysize Product Carriers:
Average rate	$44,720	$29,632	$30,684	$9,478
Revenue days	546	273	551	428
ATBs:
Average rate	$41,048	$35,059	$—	$33,529
Revenue days	85	458	—	544
Lightering:
Average rate	$65,758	$46,906	$74,169	$—
Revenue days	363	49	273	—
Alaska (a):
Average rate	$—	$59,799	$—	$58,446
Revenue days	—	785	—	742

(a) Excludes one Alaska vessel currently in layup.

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Fleet Information

As of September 30, 2022, OSG’s operating fleet consisted of 24 vessels, 12 of which were owned, with the remaining vessels chartered-in. Vessels chartered-in are on Bareboat Charters.

	Vessels Owned	Vessels Chartered-In	Total at September 30, 2022
Vessel Type	Number	Number	Total Vessels	Total dwt (3)
Handysize Product Carriers (1)	5	11	16	760,493
Crude Oil Tankers (2)	3	1	4	772,194
Refined Product ATBs	2	—	2	54,182
Lightering ATBs	2	—	2	91,112
Total Operating Fleet	12	12	24	1,677,981

(1)	Includes two owned shuttle tankers, 11 chartered-in tankers, and two non-Jones Act MR tankers that participate in the U.S. Maritime Security Program, all of which are U.S. flagged, as well as one owned Marshall Island flagged non-Jones Act MR tanker trading in international markets.

(2)	Includes three crude oil tankers doing business in Alaska and one crude oil tanker bareboat chartered-in and in layup.

(3)	Total dwt is defined as aggregate deadweight tons for all vessels of that type.

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures provide investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. TCE revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2022	2021	2022	2021
Time charter equivalent revenues	$115,062	$75,365	$312,229	$212,569
Add: Voyage expenses	7,997	18,602	32,813	51,030
Shipping revenues	$123,059	$93,967	$345,042	$263,599

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Vessel Operating Contribution

Vessel operating contribution, a non-GAAP measure, is TCE revenues minus vessel expenses and charter hire expenses.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2022	2021	2022	2021
Niche market activities	$28,194	$16,334	$63,720	$47,118
Jones Act handysize tankers	6,994	(11,958)	16,154	(35,698)
ATBs	4,833	4,064	12,916	11,402
Alaska crude oil tankers	6,868	8,113	21,970	20,213
Vessel operating contribution	46,889	16,553	114,760	43,035
Depreciation and amortization	17,902	15,526	51,058	45,913
General and administrative	6,556	5,707	20,929	18,076
Loss on disposal of vessels and other property, including impairments, net	—	960	—	6,257
Operating income/(loss)	$22,431	$(5,640)	$42,773	$(27,211)

(B) EBITDA and Adjusted EBITDA

EBITDA represents net income/(loss) before interest expense, income taxes and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted to exclude amortization classified in charter hire expenses, interest expense classified in charter hire expenses, loss/(gain) on disposal of vessels and other property, including impairments, net, non-cash stock based compensation expense and loss on repurchases and extinguishment of debt and the impact of other items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income/(loss) or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled measures used by other companies due to differences in methods of calculation. The following table reconciles net income/(loss) as reflected in the consolidated statements of operations, to EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2022	2021	2022	2021
Net income/(loss)	$13,248	$(16,009)	$16,479	$(42,576)
Income tax expense/(benefit)	1,522	(4,515)	2,074	(13,195)
Interest expense	8,229	7,052	24,869	20,739
Depreciation and amortization	17,902	15,526	51,058	45,913
EBITDA	40,901	2,054	94,480	10,881
Amortization classified in charter hire and vessel expenses	260	143	545	428
Interest expense classified in charter hire expenses	308	338	935	1,024
Non-cash stock based compensation expense	846	719	3,237	1,988
Loss on disposal of vessels and other property, including impairments, net	—	960	—	6,257
Loss on extinguishment of debt, net	—	7,961	—	7,961
Adjusted EBITDA	$42,315	$12,175	$99,197	$28,539

(C) Total Cash

($ in thousands)	September 30, 2022	December 31, 2021
Cash and cash equivalents	$73,630	$83,172
Restricted cash	52	81
Total cash	$73,682	$83,253

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